VLOV Announces the Opening of Flagship Store

XIAMEN, China, April 19, 2011 /PRNewswire-Asia-FirstCall/ — VLOV, Inc. (OTC Bulletin Board:VLOV.ob - News) ("VLOV" or the "Company"), which designs, sources and markets VLOV-brand fashion-forward apparel for men aged 18-45 in the People's Republic of China, today announced the opening of its first flagship store in Xiamen, Fujian Province.

The newly opened flagship store is located at the 2nd floor of California Plaza, one of the largest retail shopping centers in the city of Xiamen. The store of over 3,000 square feet provides a large selection of men's apparel and related products.

Mr. Richard Wu, CEO and Chairman of VLOV, commented, "We are extremely excited about the opening of our first VLOV flagship store. This store offers a compelling shopping experience and further enhances our fashion-forward brand image."

"The flagship store with its specially designed leisure area embodies the VLOV lifestyle: success and elegance. We anticipate more flagship store openings this year and consider the openings of flagship store one of the major evolutions of VLOV."

The flagship stores are owned and operated by VLOV's distributors while VLOV performs an integral role in design and building of the flagship stores. VLOV believes the openings of flagship store will further enhance its upscale brand image without creating competition among its distributors.

Photos of the flagship store are available at our website using the following link:

http://www.vlov.net/profiles/investor/fullpage.asp?f=1&BzID=2042&to=cp&Nav=0&LangID=1&s=0&ID=12704

About VLOV, Inc.

VLOV, Inc., a leading lifestyle apparel designer based in China, designs, sources and markets VLOV brand fashion-forward apparel for men ages 18 to 45. As of December 31, 2010, VLOV products were sold through 526 points of sale operated by independent distributors across northern, central and southern China.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes, expects, anticipate, optimistic, intend, will" or similar expressions. The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in VLOV's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact
Bennet Tchaikovsky, CFO
VLOV, Inc.
Tel: +1-310-622-4515
Email: bennet@vlov.net